UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 11, 2007

ACORN FACTOR, INC.
(Exact name of Registrants as Specified in their Charters)

Delaware	0-19771	22-2786081
(States or Other Jurisdiction	(Commission file Numbers)	(IRS Employer
of Incorporation)		Identification Nos.)

200 Route 17, Mahwah, New Jersey		07430
(Address of Principal Executive Offices)		(Zip Code)

Registrants' telephone number, including area code (201) 529-2026

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Item 3.02 Unregistered Sales of Equity Securities

On April 11, 2007, Acorn Factor, Inc. (the “Company”) completed the second and final closing of its previously announced private placement of 10% Convertible Redeemable Subordinated Debentures due March 2011.

At the final closing the Company issued $2,605,000 principal amount of the Debentures, at par, and received gross proceeds in the same amount. This brings the aggregate principal amount of Debentures issued in the offering, and gross proceeds raised, to approximately $6.9 million.

From the date of issuance of the Debentures through the first anniversary of the initial closing, 50% of the outstanding principal amount of the Debentures is convertible into shares of the Company’s Common Stock at a price of $3.80 per share. Following the first anniversary of the initial closing, the Debentures will be convertible up to the entire principal amount then outstanding.

In addition to the Debentures, at the final closing subscribers received a warrant exercisable for the purchase of a number of shares equal to 25% of the principal amount of the Debentures purchased divided by the conversion price of $3.80, resulting in the issuance at the final closing of Warrants to purchase 171,391 shares. The Warrants are exercisable for shares of the Company’s Common Stock for five years at an exercise price of $4.50 per share and are callable by the Company in certain circumstances. Warrants to issue an aggregate of 453,047 shares of Common Stock were issued to subscribers in the offering.

Provided that a registration statement covering the resale by the subscribers of the shares underlying the Debentures and Warrants is effective, the Company may redeem the outstanding principal amount of the Debentures, at par, in whole or in part, with accrued interest through the date of redemption.

The Debentures bear interest at the rate of 10% per annum, payable quarterly. If the Company fails to redeem at least 50% of the total outstanding principal amount of the Debentures, plus accrued interest, by the first anniversary of the initial closing, the annual rate of interest payable on the Debentures will be increased to 12%.

First Montauk Securities Corp. served as placement agent for the offering. Out of the gross proceeds received at the final closing, the Company paid the placement agent commissions and expenses of approximately $325,100. In addition, in connection with the final closing, the Company issued to the placement agent warrants to purchase an additional 68,553 shares of Common Stock on the same terms as those issued to the subscribers. The total of placement agent commissions and expenses paid in connection with the offering was $863,795 and the total number of warrants issued to the placement agent was 181,211.

The issuance and sale of the Common Stock and Warrants was made to accredited investors in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). As such, the securities sold in the offering and/or issuable upon the conversion or exercise thereof have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. No form of general solicitation or general advertising was conducted in connection with offering. Each of the the securities sold in the offering and/or issuable upon the conversion or exercise thereof will contain restrictive legends preventing the sale, transfer or other disposition of such securities, unless registered under the Securities Act.

In connection with the initial closing, the Company issued the press release annexed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated April 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 12th day of April 2007.

ACORN FACTOR, INC.

By:	/s/ Sheldon Krause
Name:	Sheldon Krause
Title:	Secretary and General Counsel